Exhibit 99.1

HEARTLAND EXPRESS ACQUIRES MILLIS TRANSFER, INC. AND RELATED COMPANIES
NORTH LIBERTY, IA - August 26, 2019 - Heartland Express, Inc. (NASDAQ: HTLD) (“Heartland”), one of North America’s largest and most profitable truckload transportation companies, announced today that it has acquired 100% of the equity of dry van truckload carrier Millis Transfer, Inc. and related entities (“Millis”), for aggregate value of approximately $150 million.
Company Comments
Michael Gerdin, Chairman, President, and CEO of Heartland, commented: “We are very pleased to welcome everyone at Millis to Heartland Express. We are impressed with the high quality of the driving professionals and the organization’s safety profile. In addition, the regional coverage, equipment, conservative and disciplined management style, and culture are all very compatible with our approach. The current Millis Family management team has over 113 years combined experience and will remain with the business in their current roles. We expect Millis to contribute to our ongoing success immediately, and with opportunities for further improvement, get even better over the long term.”
Mr. Gerdin continued, “We will fund the purchase price and payoff the assumed debt with existing cash. After the transaction, our financial strength and liquidity remains strong. We expect to end the 2019 year with approximately $50-60 million in cash, zero debt, and approximately $90 million available under our revolving line of credit. With an average fleet age (including the Millis fleet) of approximately 2 years for tractors and approximately 4 years for trailers, our capital expenditure requirements for the next several quarters are modest, absent opportunistic purchases. Millis has an outstanding fleet of equipment and we look forward to utilizing their fleet and professional drivers to serve our combined group of customers.”
About Millis Transfer
Millis Transfer, founded in 1936, is a 3rd generation managed, 100% asset-based dry van truckload carrier headquartered in Black River Falls, Wisconsin, with additional terminal locations in Georgia, New York, North Carolina, Ohio, Texas, Virginia, Illinois, and Wisconsin. The primary area of operations is in the Midwest and Eastern United States and Texas. Millis serves a diversified customer base, and after the transaction Heartland’s consolidated customer list will be approximately 500, with no single customer greater than 8% of revenue.

Millis operates a single brand fleet of tractors equipped to focus on driver comfort amenities and a single brand fleet of trailers. Millis has been nominated as a Best Fleet to Drive For and, like Heartland, has been recognized for years as a top paying carrier. Millis also has proven Compliance, Safety, and Accountability (“CSA”) scores and a compliant ELD fleet of tractors. For the past twelve months, turnover of Millis drivers has been under 50%, which is superior to industry norms.
Millis also operates Millis Training Institute, or MTI, with five driver training locations. MTI was established in 1989, and over the past 30 years has provided opportunities for people to obtain their commercial driving license (CDL). MTI has graduated thousands of professional truck drivers. This elite driver training program has operating locations in Ohio, Georgia, Wisconsin, Texas, and North Carolina.
Dave Millis, President, Steve Millis, Chief Operating Officer, and Dan Millis, Vice President of Compliance and Safety, collectively commented, “From the first time we met with Mike Gerdin and some of his executives we knew that this was the right decision for our drivers, employees, and family. We are very excited to continue providing the high quality of service that our customers have come to expect. We believe the current culture that was started by our father, Bill Millis, 35 years ago and still exists today, will complement Heartland. We look forward to contributing and growing their business through our combined networks and customer relationships.”
About the Transaction
Heartland acquired 100% of the equity of Millis and related companies, which included entities owning eleven terminal locations which includes five MTI driver school locations. For the twelve months ended June 30, 2019, Millis and related entities generated approximately $152 million in total revenue, and the operations were profitable. The enterprise value of the transaction was approximately $150 million. Including the payoff of all assumed debt, which is expected by December 31, 2019, the transaction was all cash except for approximately $750,000 in Heartland stock. The purchase agreement contains customary terms and conditions, including working capital and other purchase price adjustments. The transaction is expected to be accretive to Heartland's earnings in the first full quarter of operations.
Advisors
Scudder Law Firm, P.C., L.L.O. served as transaction and legal advisor to Heartland. Fox Rothschild LLP served as legal counsel to Millis.

About Heartland
Heartland Express, Inc. is an irregular route truckload carrier based in North Liberty, Iowa, serving customers with shipping lanes throughout the United States. Heartland focuses on medium to short haul regional freight, offering shippers industry-leading safety and superior on-time service so they can achieve their strategic goals. Since its initial public offering in 1986, Heartland has grown from approximately $20 million in revenue to one of North America’s largest, most profitable, and best capitalized truckload carriers. Heartland has been recognized 18 times by Forbes Magazine as one of the Top 200 Best Small Companies in America, as well as being ranked by Logistics Management Magazine 13 times as one of the Best Truckload Carriers in America. More information about Heartland can be found on the company website at www.heartlandexpress.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements generally may be identified by words such as “anticipates,” “believes,” “estimates,” “plans,” “projects,” “expects,” “hopes,” “intends,” “will,” “could,” “may,” and terms and phrases of similar substance. In this press release, forward-looking statements cover matters such as expected earnings accretion, cash and debt balances, fleet age, capital expenditures, and future operations, including networks and customer relationships. Forward-looking statements are based upon the current beliefs and expectations of Heartland’s management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by Heartland in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. Heartland disclaims any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.
Contact: Michael Gerdin, Chief Executive Officer, or Chris Strain, Chief Financial Officer - (319) 626-3600